Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

VIQ Solutions Inc.

We consent to the use of our report dated May 2, 2022, on the consolidated financial statements of VIQ Solutions Inc. (the “Entity”), which comprise the consolidated statement of financial position as of December 31, 2021, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively the “consolidated financial statements”), which is included in the Annual Report on Form 20-F/A of the Entity for the fiscal year ended December 31, 2022.

We also consent to the incorporation by reference of such report in the Registration Statement (No. 333-257263) on Form S-8 and Registration Statement (No. 333-266874) on Form F-3 of the Entity.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

April 13, 2023

Vaughan, Canada